Exhibit 10.11

[Cypress Letterhead]

October 27, 1995

Sam G. Geha
Irvine, CA

Dear Sam:

We are pleased to extend an offer of employment to you to join Cypress Semiconductor Corporation in the position of Staff Module Development Engineer reporting to Daniel Arnzen, Module Development Manager.

Your initial compensation will be $79,180 annually, paid bi-weekly. Subject to Board approval, Cypress also offers you an option to purchase 6,338 shares of its Common Stock at the fair market value of the common stock as determined by the Board of Directors at the next Board meeting following your hire date. During your employment, you will be entitled to participate in the Company's employee fringe benefit programs, stock purchase, profit sharing 2nd 401(k) plans to the extent of your eligibility.

You will also receive a cash bonus in lieu of relocation benefits of $18,000 (less withholding taxes) when you begin employment. This will aid in your relocation from Irvine to the Bay Area.

You will also receive a $3,200 (less withholding taxes) cash cost of living adjustment bonus when you begin your employment.

We, at Cypress, look forward to having you join our team.

If you wish to accept our offer of employment, please sign and return to me one copy of the enclosed offer agreement. Also, indicate your expected start date. Should you have any questions, please feel free to call me at your convenience.

This offer is valid through 12:00 noon, Friday, November 3, 1995.

Very truly yours,

/s/ A.R. Alvarez

A.R. Alvarez
Vice President, Research & Development

ARA/bvs

[Cypress Letterhead]

October 27, 1995

Sam G. Geha
Irvine, CA

Dear Sam:

This is to confirm our understanding with respect to your employment with Cypress (the 'Company'):

1. Effective on the date specified below, you will become a full-time employee of the Company to serve in the position of Staff Module Development Engineer reporting to Daniel Arnzen, Module Development Manager and to perform other such duties and responsibilities as may be assigned to you from time to time by the President or the Board of Directors of the Company.

2. In consideration for all services rendered by you in such employment, you will be paid an annual salary of $79,180. Salary payments will be made bi-weekly. During your employment, you shall be entitled to participate in the Company's employee fringe benefit programs, stock purchase, profit sharing and 401(k) plans to the extent of your eligibility.

3. Subject to Board approval, Cypress proposes to grant to you an option to purchase 6,338 shares of its Common Stock at the fair market value of the common stock as determined by the Board of Directors at the next Board Meeting following your hire date.

4. You will also receive a cash bonus in lieu of relocation benefits of $18,000 (less withholding taxes) when you begin employment. This will aid in your relocation from Irvine to the Bay Area. In the event of your voluntary termination of employment from the Company before completing one year of service, the cash bonus and any Cypress-paid or reimbursed expenses that are a direct result of your relocation shall be repaid, in full, by you to the Company. Should you otherwise leave the Company during your first year of employment the cash bonus and any Cypress-paid or reimbursed expenses shall be subject to vesting at a rate of 1/12 per month. The gross bonus and Cypress-paid or reimbursed expenses are considered additional income and will be included on your W-2 wage summary at the end of the year.

5. You will also receive a $3,200 cash cost of living adjustment bonus (less withholding taxes) when you begin your employment. In the event of your voluntary termination of employment from the Company before completing two years of service, the cash bonus shall be repaid, in full, by you to the Company. Should you otherwise leave the Company during your first two years of employment, the cash bonus shall be subject to vesting at a rate of 1/24 per month. The gross bonus is considered additional income and will be included on your W-2 wage summary at the end of the year.

6. Upon your acceptance of employment, you will sign the Company's standard Proprietary Information and Inventions Agreement.

7. This offer is contingent upon your ability to present documents establishing your right to work in the United States as required by the 1986 Federal Immigration Reform and Control Act.

8. You hereby confirm that (i) you will not disclose or use any confidential or proprietary information or trade secrets of any prior employer or other person in connection with your employment by the Company, (ii) you are not subject to any agreement or restriction which would restrict your employment with the Company, and (iii) you have not solicited, nor has the Company requested that you solicit, any person employed by your former employer to join the Company.

Very truly yours,

CYPRESS SEMICONDUCTOR CORPORATION /s/ A.R. Alvarez A.R. Alvarez Vice President, Research & Development	Approved: /s/ John Hu Human Resources Business Partner

The foregoing is agreed to and accepted by me:

/a/ Sam Geha    11/3/95
Signature    Date

11/27/95
Expected Start Date

Date of Birth
(for benefits calculations)

ARA/bvs